UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 15, 2013

CHENIERE ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-33366	20-5913059
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2013, the Board of Directors of Cheniere Energy Partners GP, LLC (the “Company”), a wholly owned subsidiary of Cheniere Energy, Inc. (“Cheniere”) and our general partner, appointed H. Davis Thames as its Senior Vice President and Chief Financial Officer. Prior to this appointment, Meg A. Gentle was the Company's Senior Vice President and Chief Financial Officer. Ms. Gentle will remain a director of the Company and will be assuming other responsibilities with Cheniere.

Mr. Thames, age 46, is a director of the Company and the Senior Vice President and Chief Financial Officer of Cheniere. Mr. Thames served as Senior Vice President-Marketing of Cheniere from December 2007 to June 2013 and President of Cheniere Marketing, LLC, a wholly owned subsidiary of Cheniere, from November 2007 to June 2013. Prior to that time, he was Vice President Marketing, Strategy & Analysis of Cheniere and Executive Vice President of Cheniere Marketing, LLC since December 2006 and February 2007, respectively. Prior to joining Cheniere as Vice President Marketing & Analysis in July 2005, Mr. Thames worked for Cross Country Energy, LLC from 2003 to 2005; Enron Corp. from 1999 to 2003; and Flowserve Corp. from 1991 to 1999. Mr. Thames earned a B.S. in Mechanical Engineering from The University of Texas at Austin, an M.S. in Mechanical Engineering from Texas A&M University, and an M.B.A. from the UCLA Anderson School of Management. Mr. Thames will also be the Chief Financial Officer of the general partner of Sabine Pass LNG, L.P., our wholly owned subsidiary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY PARTNERS, L.P.

Date: June 17, 2013	By:	CHENIERE ENERGY PARTNERS GP, LLC,
its general partner

	By:	/s/ H. Davis Thames
	Name:	H. Davis Thames
	Title:	Senior Vice President and
Chief Financial Officer